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                                                                    Exhibit 10.5

                                 August 31, 1998

Mr. Calbert Lai
President
I-Storm, Inc.
480 Cowper Street
Palo Alto, California  94301

Dear Mr. Lai:

         You have communicated the desire of I-Storm, Inc. and its wholly-owned subsidiary, LVL Communications Corporation (the "Company") to engage the management and financial consulting services of Benchmark Equity Group, Inc. ("Benchmark") management consulting services, including, but not limited to, financial and strategic planning, and corporate and investment planning for the period of twelve months commencing as of April 1, 1998. The purpose of this letter agreement is to consummate and memorialize an agreement between Benchmark and the Company for that purpose. In consideration of providing the foregoing services, Benchmark will receive the following:

            - The Company shall pay Benchmark and/or its designees an annual fee of $175,000 in twelve equal monthly payments, commencing thirty days following March 1, 1998; provided, however, that the Company may defer any such monthly payment until the earlier of the time as the Company has received $2,000,000 in debt or equity financing, or January 1, 1999 (First Payment Date). Upon the First Payment Date, the Company shall pay the sum of all outstanding monthly payments that have accrued to such First Payment Date.

            - The Company shall reimburse Benchmark for all reasonable out-of-pocket expenses, which shall include, but are not limited to, the fees and disbursements of Benchmark's counsel, fees and disbursements of accountants or auditors employed by Benchmark, and due diligence costs, within five (5) business days following receipt of statements from Benchmark.

            - The Company will execute an indemnity agreement, satisfactory in form and substance to Benchmark, which will indemnify and hold harmless Benchmark, its affiliates, officers, shareholders, employees, counsel, and any experts retained in connection with this transaction.

         The terms hereof shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of laws thereof and shall inure to the
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Mr. Calbert Lai
August 31, 1998
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benefit of and be binding upon Benchmark and the Company and the respective legal successors and assigns of each.

         The Company represents, warrants, covenants and agrees that any controversy or claim brought in any capacity by the Company against Benchmark or any members, officers, directors, agents, affiliates, associates, employees or controlling persons of Benchmark shall be settled by expedited arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In arbitration proceedings under this section, the parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Texas. The arbitration of any dispute pursuant to this paragraph shall be held in the State of Texas.

         Notwithstanding the foregoing, in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required by this section, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. This section is intended to benefit the members, managers, agents, affiliates, associates and employees of Benchmark, each of whom may enforce this section to the full extent that Benchmark could do so if a controversy or claim were brought against it.

         The waiver by any party of any provision or breach hereof shall not operate as or be construed to be a waiver of any other provision here or of any other breach of any provision hereof.

         Any and all notices from either party to the other which may be specified by, or otherwise deemed necessary or incident hereto shall, in the absence of hand delivery with return receipt requested, be deemed duly given when mailed if the same shall be sent to the address of the party set out on the first page hereof by registered or certified mail, return receipt requested, or express delivery (e.g., Federal Express).

         The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by the law.

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Mr. Calbert Lai
August 31, 1998
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         Except for the Indemnification Agreement to be executed pursuant to this agreement, this letter agreement contains the entire agreement between the parties with respect to the subject matter hereof. This letter agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification of discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof. Any and all prior agreements between or among Benchmark and the Company are hereby terminated.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate(s) of this letter.

                                             Very truly yours,

                                             BENCHMARK EQUITY GROUP, INC.

                                             By:
                                                 ---------------------------
Agreed to and accepted as of this
31st day of August, 1998.

I-STORM, INC.

By:
    ------------------------------
    Name:     Calbert Lai
    Title:    President